Exhibit 10.2

COHERENT
EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
1. Grant.  The Company hereby grants to the Service Provider named in the Notice of Grant of Award and Award Agreement (the “Notice of Grant”) an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant, subject to the terms and conditions in this agreement, including any additional terms and conditions for the Service Provider’s country contained in the appendix attached hereto (the “Appendix” and, together with the Global Restricted Stock Unit Agreement, the “Agreement”) and in the Company’s Equity Incentive Plan (the “Plan”). Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.
2. Company’s Obligation.  Each RSU granted represents the right to receive one Share on the vesting date.  Unless and until the RSUs vest, the Service Provider will have no right to receive Shares under such RSUs.  Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3. Vesting Schedule.  The RSUs shall vest as set forth in the Notice of Grant, subject to paragraph 4.
4. Forfeiture upon Termination as a Service Provider.   Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Service Provider terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company, subject to accelerated vesting as set forth in the Company’s Change of Control and Leadership Change Severance Plan (but only for participants in such plan), as amended from time to time. For purposes of the RSUs, the Service Provider’s service will be considered terminated as of the date that the Service Provider is no longer providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Service Provider is employed or otherwise providing services or the terms of the Service Provider’s employment or other service agreement, if any), and unless otherwise expressly provided in this Agreement or by the Company’s Change of Control and Leadership Change Severance Plan (but only for participants in such plan) or determined by the Company, the Service Provider’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Service Provider’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Service Provider is employed or otherwise providing services or the terms of the Service Provider’s employment or other service agreement, if any); the Company shall have the exclusive discretion to determine when the Service Provider is no longer providing services for purposes of the RSUs (including whether the Service Provider may still be considered to be providing services while on a leave of absence).
5. Settlement upon Vesting.  Any RSUs that vest in accordance with paragraph 3 will be distributed to the Service Provider (or in the event of the Service Provider’s death, to his or her estate) in Shares.
6. Responsibility for Taxes.  The Service Provider acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Service Provider’s employer or other service recipient (the “Employer”), the ultimate liability for all Tax-Related Items is and remains the Service Provider’s responsibility and may exceed the amount (if any) withheld by the Company or the Employer. The Service Provider further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the receipt of any dividends on Shares, and the subsequent sale of the Shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Service Provider’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Service Provider has become subject to tax in more than one jurisdiction, the Service Provider acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Exhibit 10.2

Prior to any relevant taxable or tax withholding event, as applicable, the Service Provider will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Company shall withhold in Shares otherwise deliverable to the Service Provider having a Fair Market Value equal to an amount that satisfies the Tax-Related Items required to be withheld. In the event that such withholding in Shares is problematic under applicable tax, securities or other laws, or has materially adverse accounting consequences, the Service Provider authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:
a. withholding from the Service Provider’s wages or other cash compensation payable to the Service Provider by the Company and/or the Employer; or
b. withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Service Provider’s behalf pursuant to this authorization without further consent).
The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in the Service Provider’s jurisdiction, in which case the Service Provider may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Service Provider is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Service Provider shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Service Provider’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Service Provider fails to comply with the Service Provider’s obligations in connection with the Tax-Related Items.
7. Rights as Stockholder.  Neither the Service Provider nor any person claiming under or through the Service Provider will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Service Provider or the Service Provider’s broker.
8. Acknowledgements.  In accepting the grant of RSUs, the Service Provider acknowledges, understands and agrees that:
a. the Company (and not the Employer) is granting the RSUs, and will administer the Plan from outside the Service Provider’s country of residence if the Service Provider’s country of residence is outside the United States;
b. the benefits and rights provided under the Plan, if any, are wholly discretionary and do not constitute regular or periodic payments;
c. the Service Provider is voluntarily participating in the Plan;
d. the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
e. the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, leave-related payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

Exhibit 10.2

f. unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, services the Service Provider may provide as a director of a Subsidiary;
g. no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Service Provider (for any reason whatsoever; and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Service Provider is employed or otherwise providing services or the terms of the Service Provider’s employment or other service agreement, if any);
h. the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
i. the grant of the RSUs, and all decisions with respect to any future grant of RSUs under the Plan, is at the complete discretion of the Company;
j. the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
k. the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
l. the grant of RSUs and the Service Provider’s participation in the Plan shall not create a right to employment or other service or be interpreted as forming an employment or other service contract with the Company and shall not interfere with the ability of the Employer to terminate the Service Provider’s employment or other service relationship (if any) at any time;
m. unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
n. neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Service Provider’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Service Provider pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
9. Data Privacy Information and Consent.
a. Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Service Provider, including, but not limited to, the Service Provider’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Service Provider’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Service Provider’s participation in the Plan. The legal basis, where required, for the processing of Data is the Service Provider’s consent.
b. Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliated companies (“E*TRADE”), an independent service provider based in the United States which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. The Service Provider may

Exhibit 10.2

be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
c. International Data Transfers. The Company and E*TRADE are based in the United States. The Service Provider’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company has certified under the EU-U.S. Privacy Shield Program and relies on it for its transfer of Data from European Union countries to the U.S. Elsewhere, its legal basis for the transfer of Data, where required, is the Service Provider’s consent.
d. Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Service Provider’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This may mean Data is retained even after the Service Provider's employment or other services with the Employer has terminated.
e. Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Service Provider is providing the consents herein on a purely voluntary basis. If the Service Provider does not consent, or if the Service Provider later seeks to revoke the consent, his or her salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant RSUs to the Service Provider under the Plan or other equity awards or administer or maintain such awards.
f. Data Subject Rights. The Service Provider may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Service Provider is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Service Provider’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Service Provider can contact his or her local human resources representative.
g. Additional Consents. Upon request of the Company or the Employer, the Service Provider agrees to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Service Provider for the purpose of administering his or her participation in the Plan in compliance with the applicable data privacy laws, either now or in the future. The Service Provider understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.
10. No Advice Regarding Grant.  The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Service Provider’s participation in the Plan or the Service Provider’s acquisition or sale of Shares.  The Service Provider should therefore consult with his or her own personal tax, legal, and financial advisors regarding the Service Provider’s participation in the Plan before taking any action related to the Plan.
11. Language.  The Service Provider acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in the English language, so as to allow the Service Provider to understand the terms and conditions of this Agreement. If the Service Provider has received this Agreement or any other communications related to the Plan translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version will control.
12. Electronic Delivery & Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Service Provider hereby

Exhibit 10.2

consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13. Address for Notices.  Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Plan Administration at Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, CA 95054 U.S.A., or at such other address as the Company may hereafter designate in writing.
14. Conditions for Issuance of Shares.  The Shares deliverable upon vesting of the RSUs may be either previously authorized but unissued Shares or issued Shares that have been reacquired by the Company.  The Company shall not be required to issue any Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which the class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any law or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body, whether in the United States or elsewhere, which the Company shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any governmental agency, which the Company shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the RSUs as the Company may establish from time to time for legal or administrative reasons.
15. Plan Governs.  This Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.
16. Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
17. Agreement Severable.  In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
18. Modifications to the Agreement.  This Agreement (including any appendices attached hereto) constitutes the entire understanding of the parties on the subjects covered.  The Service Provider expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Subject to paragraph 21 below, modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
19. Governing Law and Venue.  The RSU grant and the provisions of this Agreement will be governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of Delaware to the extent permitted by law and not otherwise governed by the laws of the United States. You hereby irrevocably consent to the extent permitted by law to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Delaware.
20. Appendix.  Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any additional terms and conditions set forth in the Appendix for the Service Provider’s country.  Moreover, if the Service Provider relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.
21. Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Service Provider’s participation in the Plan, on the RSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Service Provider to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Exhibit 10.2

22. Insider Trading Restrictions/Market Abuse Laws. By participating in the Plan, the Service Provider agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Service Provider). The Service Provider acknowledges that, depending on his or her country or the broker’s country, or the country in which the Shares are listed, the Service Provider may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., the RSUs) or rights linked to the value of Shares, during such times as the Service Provider is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the United States and, if different, the Service Provider’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Service Provider placed before possessing inside information. Furthermore, the Service Provider may be prohibited from (i) disclosing insider information to any third party, including fellow Service Providers (other than on a “need-to-know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Service Provider acknowledges that it is the Service Provider’s responsibility to comply with any applicable restrictions, and the Service Provider should speak to his or her personal advisor on this matter.
23. Foreign Asset/Account Reporting Requirements. The Service Provider acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares) in a brokerage or bank account outside his or her country. The Service Provider may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Service Provider also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country through a designated bank or broker within a certain time from receipt. The Service Provider acknowledges that it is his or her responsibility to be compliant with such regulations.
24. Waiver. The Service Provider acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Service Provider or any other Participants.

Exhibit 10.2

COHERENT
EQUITY INCENTIVE PLAN
APPENDIX

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Notice of Grant and/or the Global Restricted Stock Unit Agreement.
TERMS AND CONDITIONS
This Appendix includes additional terms and conditions that govern the RSUs granted to the Service Provider under the Plan if the Service Provider works and/or resides in one of the countries listed below.  These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Global Restricted Stock Unit Agreement. If the Service Provider is a citizen or resident of a country other than that in which he or she is currently working and/or residing (or is considered as such for local law purposes) or if the Service Provider transfers his or her service relationship and/or residence to another country after the RSUs are granted, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Service Provider.
NOTIFICATIONS
This Appendix also includes information regarding certain other issues of which the Service Provider should be aware with respect to the Service Provider’s participation in the Plan. Such information is based on the securities, exchange control and other laws in effect in the respective countries as of [_________, 20XX]. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Service Provider not rely on the information contained in this Appendix as the only source of information relating to the consequences of the Service Provider’s participation in the Plan, because the information may be out-of-date at the time the Service Provider vests in the RSUs or sells any Shares acquired upon settlement.
In addition, the information contained in this Appendix is general in nature and may not apply to the Service Provider’s particular situation. As a result, the Company is not in a position to assure the Service Provider of any particular result. Accordingly, the Service Provider should seek appropriate professional advice as to how the relevant laws in the Service Provider’s country may apply to the Service Provider’s individual situation.
If the Service Provider is a citizen or resident of a country other than the one in which the Service Provider is currently residing and/or working, is considered a resident of another country or transfers his or her service relationship and/or residency to another country after the RSUs are granted, the information contained in this Appendix may not be applicable to the Service Provider in the same manner.
[COUNTRY SPECIFIC INFORMATION]